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                                                                     EXHIBIT 99


August 2, 1996

                         PENNCORP FINANCIAL GROUP, INC.
                       PRICES CONVERTIBLE PREFERRED STOCK

        New York, N.Y. -- PennCorp Financial Group, Inc. (NYSE-PFG) ("PennCorp" or the "Company") announced today that it priced its previously announced private placement of convertible preferred stock. The Company has agreed to sell $125 million of its $3.50 Series II Convertible Preferred Stock (plus up to an additional $18.75 million to cover over-allotments, if any), which will have an annual dividend yield of $3.50 per share (based on a liquidation value of $50 per share) and which will be convertible into shares of PennCorp's common stock at an initial conversion price of $34.90 per share of common stock, representing a conversion premium of 23%.

        Net proceeds of the offering will be used to repay a substantial portion of the borrowings under the Company's revolving credit agreement incurred (i) to fund the cash portion of the purchase price for the United Companies Life Insurance Company ("UC Life") which PennCorp acquired on July 24, 1996, (ii) to make required capital contributions to UC Life in connection therewith and (iii) to pay related acquisition expenses.

        No registration statement for this private placement of the $3.50 Series II Convertible Preferred Stock has been or will be filed with the Securities and Exchange Commission, and the securities sold in the offering may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

        PennCorp Financial Group, Inc. is an insurance holding company. Through its subsidiaries, the Company underwrites and markets life and fixed benefit accident and sickness insurance and annuities to the middle market throughout the United States, Canada and the Caribbean basin.